                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[ ]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Murphy Oil Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                    [LOGO OF MURPHY OIL CORP. APPEARS HERE]

                           NOTICE OF ANNUAL MEETING

To the Stockholders of
 Murphy Oil Corporation:

  The Annual Meeting of Stockholders of Murphy Oil Corporation will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 10, 2000, at 10:00 a.m., Central Daylight Time, for the following purposes:

  1. To elect directors to serve for the ensuing year.

  2. To vote upon proposed amendments to the Employee Stock Purchase Plan as described in the Proxy Statement.

  3. To approve or disapprove the action of the Board of Directors in appointing KPMG LLP as the Company's independent auditors for 2000.

  4. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 13, 2000, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the offices of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

  You may vote your shares by signing and returning the enclosed proxy card or by telephone as explained on the card.

                                          Walter K. Compton
                                              Secretary

El Dorado, Arkansas
March 29, 2000

                                PROXY STATEMENT

                                                                 March 29, 2000

SOLICITATION

  The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 10, 2000. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 29, 2000.

  The complete mailing address of the Company's principal executive offices is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

VOTING PROCEDURES

  The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting, unless you
(i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person, and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone as described in the telephone voting instructions on your proxy card, we will vote your shares as you direct. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

  Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director; FOR proposed amendments to the Employee Stock Purchase Plan; and FOR approval of the appointment of KPMG LLP as the Company's independent auditors.

VOTING SECURITIES

  On March 13, 2000, the record date for the meeting, the Company had outstanding 45,007,654 shares of Common Stock, all of one class and each share having one vote in respect of all matters to be voted on at the meeting. This amount does not include 3,761,445 shares of treasury stock. Information as to Common Stock Ownership of certain beneficial owners and management is set forth in the tables on pages 4 ("Security Ownership of Certain Beneficial Owners") and 5 ("Security Ownership of Management").

ELECTION OF DIRECTORS

  C. H. Murphy, Jr., the Company's founder and retired CEO and Chairman, is not seeking reelection to the Board. The Board of Directors has stated its intention to request him to serve as a director emeritus. Two other directors, Vester T. Hughes, Jr. and Lorne C. Webster, have attained retirement age and are not standing for reelection.

  Due to these retirements, the by-laws of the Company, which currently provide for twelve directors, have been amended effective May 10, 2000 to provide for nine directors who will be elected at the Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. The by-laws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

  To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election as directors of the nine nominees whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. However, management of the Company does not expect this to occur. All of management's nominees, except for Robert A. Hermes, were elected at the last Annual Meeting of Stockholders.
Dr. Hermes was elected by the Board on November 30, 1999. The names of the nominees, and certain information as to them, are as follows:

                         Principal occupation or
                           employment (for more                 Other public
                         than the past five years  Director       company
Name and age             unless otherwise stated)   since      directorships
------------            -------------------------- -------- --------------------
B.R.R. Butler*#         Managing Director,           1991   KS Biomedix Holdings
 London, England         Retired, The British               p.l.c.
 Age: 70                 Petroleum Company p.l.c.            Guildford, England
George S. Dembroski+*   Vice Chairman, Retired,      1995   Cameco, Inc.
 Toronto, Ontario,       RBC Dominion Securities             Saskatoon,
 Canada                  Limited, Vice Chairman,            Saskatchewan,
 Age: 65                 RBC Dominion Securities             Canada
                         Limited from June, 1981            Electrohome Ltd.
                         to December 31, 1997.               Kitchener, Ontario,
                                                            Canada
Claiborne P. Deming(S)  President and Chief          1993   First United
 El Dorado, Arkansas     Executive Officer of the           Bancshares, Inc.
 Age: 45                 Company.                            El Dorado, Arkansas
H. Rodes Hart(S)*#      Chairman and Chief           1975   None
 Nashville, Tennessee    Executive Officer,
 Age: 68                 Franklin Industries Inc.,
                         engaged in the
                         manufacture of brick and
                         industrial minerals.
Robert A. Hermes        Chairman of the Board,       1999   None
 Houston, Texas          Purvin & Gertz, Inc., an
 Age: 60                 international energy
                         consulting firm since
                         January 1, 2000,
                         President, Purvin &
                         Gertz, Inc. from 1987 to
                         December 31, 1999.
Michael W. Murphy(S)*   President, Marmik Oil Com-   1977   Regions Financial
 El Dorado, Arkansas     pany, engaged in explora-          Corp.
 Age: 52                 tion for and production             Birmingham, Alabama
                         of oil and gas. Presi-
                         dent,
                         Murphy Motor Co., engaged
                         in automobile dealer-
                         ships.
R. Madison Murphy(S)    Chairman of the Board of     1993   Deltic Timber
 El Dorado, Arkansas     the Company.                       Corporation
 Age: 42                                                     El Dorado, Arkansas
                                                            First United
                                                            Bancshares, Inc.
                                                             El Dorado, Arkansas
William C. Nolan,       Partner, Nolan and           1977   None
 Jr.(S)*                 Alderson, Attorneys.
 El Dorado, Arkansas
 Age: 60
Caroline G. Theus(S)*#  President, Inglewood Land    1985   None
 Alexandria, Louisiana   and Development Company,
 Age: 56                 a farming and land
                         holding corporation.
                         President, Keller
                         Enterprises, LLC which
                         manages investments and
                         real estate holdings.

--------
(S) Executive Committee
+   Audit Committee
*   Executive Compensation and Nominating Committee
#   Public Policy and Environmental Committee

  Claiborne P. Deming, C. H. Murphy, Jr., Michael W. Murphy, R. Madison Murphy, William C. Nolan, Jr. and Caroline G. Theus are all related by blood. Michael W. Murphy and R. Madison Murphy are sons of C. H. Murphy, Jr., Claiborne P. Deming and William C. Nolan, Jr. are nephews of C. H. Murphy, Jr., and Caroline G. Theus is a niece of C. H. Murphy, Jr. These six directors, their spouses, and members of their immediate families directly or indirectly own in the aggregate approximately 25% of the outstanding Common Stock of the Company and may be considered the controlling persons of the Company. See also "Security Ownership of Management" on page 5.

Committees

  The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation and Nominating Committee, and the Public Policy and Environmental Committee.

  The Executive Committee is empowered to exercise certain functions of the Board of Directors when the Board is not in session.

  The Audit Committee's functions include an oversight role for the Company's financial statements and review of the results and scope of the work of the Company's independent auditors and the Company's internal Auditing Division. This committee meets with representatives of the independent auditors and with members of the internal Auditing Division for these purposes.

  The Executive Compensation and Nominating Committee administers the Company's 1992 Stock Incentive Plan and the annual incentive compensation plan and reviews generally the compensation of all executive and key personnel of the Company and subsidiaries. This committee specifically determines the compensation of the Chairman of the Board, the President, and certain other officers. Other duties and authority of the Executive Compensation and Nominating Committee, as fixed by the Board of Directors, are as follows:

    "The Executive Compensation and Nominating Committee shall have the power to: propose and consider suggestions as to candidates for membership on the Board; review and propose to the Board criteria for Board membership and responsibilities; periodically recommend to the Board candidates for vacancies on the Board due to resignations or retirements or due to such standards for composition of Board membership as may from time to time legally prevail; review and recommend to the Board such modifications to the prevailing Board of Directors retirement policy as may be deemed appropriate in light of contemporary standards; and propose to the Board on or before the February meeting of each year a slate of directors for submission to the stockholders at the annual meeting."

Stockholders desiring to recommend candidates for membership on the Board of Directors for consideration by the Executive Compensation and Nominating Committee should address their recommendations to: Executive Compensation and Nominating Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

  The Public Policy and Environmental Committee provides review and oversight of the Company's policies, programs and practices with regard to environmental, health and safety compliance and in relation to public issues.

Meetings and Attendance

  During 1999 there were eight meetings of the Board of Directors, twelve meetings of the Executive Committee, three meetings of the Audit Committee, three meetings of the Executive Compensation and Nominating Committee, and two meetings of the Public Policy and Environmental Committee. All nominees, except for Robert A. Hermes, attended a minimum of 75% of the total number of meetings of the Board of Directors and committees on which they served. Dr. Hermes did not become a member of the Board until November 30, 1999.

Compensation of Directors

  The Company has a standard arrangement for compensation of directors who are not also employees of the Company. Under this arrangement, for fiscal year 1999, nonemployee directors were compensated at the rate of $30,000 per annum plus $1,000 for each meeting attended of the Board, the Audit Committee, the

Executive Compensation and Nominating Committee, or the Public Policy and Environmental Committee. The Chairman of the Board is paid the aforementioned plus an additional $75,000 per annum. No compensation is paid for attendance at meetings of the Executive Committee. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

  The Company adopted a retirement plan for nonemployee directors (the "Director Retirement Plan") effective May 1, 1994. The Director Retirement Plan provides a retirement benefit to any nonemployee director with at least five (5) years of service if retirement occurs at or after the age of 72, or with at least ten (10) years of service if retirement occurs prior to the age of 72. The Director Retirement Plan will pay an annual benefit equal to the annual retainer in effect at the time of the director's retirement. Benefits will be paid for a period equal to years of service. Payment of retirement benefits will be in the form of quarterly payments which will commence on the first day of the calendar quarter following the later of the director's attainment of age 65 or actual retirement from the Board. If a director dies prior to retirement from the Board, no benefits will be paid under this plan. In the event a director dies after retirement from the Board, benefits will be paid to the surviving spouse, but in no event will the total of such benefits exceed ten (10) years. If there is no surviving spouse, no benefits will be paid to any other party, beneficiary or estate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of December 31, 1999, the following are known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock:

                                                         Amount and
                                                         nature of
                                                         beneficial
   Name and address of beneficial owner                 ownership(1)  Percentage
   ------------------------------------                -------------- ----------
   AXA Financial, Inc................................. 3,232,925(/2/)     7.2%
   1290 Avenue of the Americas
   New York, NY 10104
   Capital Research and
   Management Company................................. 6,098,700(/3/)    13.6%
   333 South Hope Street
   Los Angeles, CA 90071
   First United Bancshares, Inc....................... 2,495,322(/4/)     5.5%
   Main and Washington Streets
   El Dorado, AR 71730
   C. H. Murphy, Jr................................... 3,610,707(/5/)     8.0%
   200 N. Jefferson
   El Dorado, AR 71730

--------
(/1/) Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on each indicated owner's 13G filing for the period ended December 31, 1999.
(/2/) Joint filing by AXA Financial, Inc. for itself, AXA Conseil Vie Assurance
      Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA. Total includes 1,459,090 sole voting power shares; 1,589,450 shared voting power shares; 2,714,525 sole investment power shares; and 518,400 shared investment power shares.
(/3/) An investment adviser registered under Section 203 of the Investment
      Advisers Act of 1940. All shares are sole investment power shares.
(/4/) Shares reported are held in various trust accounts administered by a wholly owned subsidiary, First United Trust Company, N.A. Total includes 82,069 sole voting and investment power shares and 2,413,253 shared voting and investment power shares.
(/5/) All shares are shared voting and investment power shares.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information, as of February 15, 2000, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executives (as hereinafter defined), and directors and executive officers as a group:

                                                                     Percent of
                                           Amount and                outstanding
                                           nature of                 (if greater
                                           beneficial                 than one
     Name                                 ownership(1)                percent)
     ----                                 ------------               -----------
     Basil R. R. Butler.................       2,000                      --
     George S. Dembroski................          --                      --
     Claiborne P. Deming................   1,562,783(/2/)(/3/)(/4/)      3.5(/4/)
     H. Rodes Hart......................     216,670                      --
     Robert A. Hermes...................       1,000                      --
     Vester T. Hughes, Jr...............       3,474                      --
     C. H. Murphy, Jr. .................   3,610,707(/4/)               8.0(/4/)
     Michael W. Murphy..................     433,359(/4/)                 --
     R. Madison Murphy..................   2,977,280(/4/)                6.6(/4/)
     William C. Nolan, Jr...............     750,397(/4/)                1.7(/4/)
     Caroline G. Theus..................     959,976                     2.1
     Lorne C. Webster...................       6,220                      --
     Enoch L. Dawkins...................      54,147(/2/)(/3/)            --
     Herbert A. Fox, Jr.................      77,992(/2/)(/3/)            --
     Steven A. Cosse....................      66,770(/2/)(/3/)            --
     Ronald W. Herman...................      45,774(/2/)(/3/)            --
     Directors and executive officers as
      a group...........................   8,796,145(/5/)               19.5(/5/)

--------
(/1/) Includes Common Stock held by directors and officers or by their spouses and other household members for which the directors and officers have sole or shared voting or investment power.
(/2/) Includes shares subject to options exercisable within sixty days in the following amounts: Deming 118,780; Dawkins 37,500; Fox 54,140; Cosse 54,140; and Herman 33,330.
(/3/) Includes shares of Restricted Stock awarded in 1996 and 1998 pursuant to the Company's 1992 Stock Incentive Plan. Such shares are subject to vesting requirements, but the recipient is entitled to vote such shares upon their issuance.
(/4/) Includes shares for which voting and/or investment power is shared between two or more of Claiborne P. Deming, C. H. Murphy, Jr., Michael W. Murphy,
      R. Madison Murphy and William C. Nolan, Jr.
(/5/) In computing the aggregate number of shares owned by directors and executive officers as a group, the same shares have not been counted more than once.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, the Company's directors and its executive officers are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. In 1999, all officers and directors satisfied their filing requirements except one Form 4 was not filed on a timely basis for Michael W. Murphy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1999, the Company purchased crude oil from Munoco Company L.C. in the amount of $103,932. Munoco Company L.C. is an associate of William C. Nolan, Jr. Purchases from Munoco were made at market prices on terms no more favorable than those offered to unaffiliated third party sellers.

  During 1999, the Company paid a retainer for legal services to Hughes & Luce, L.L.P. of which Vester T. Hughes, Jr. is a partner. A retainer will also be paid to the firm in 2000.

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the individual who served as the Company's chief executive officer during 1999 and the four other most highly compensated executive officers of the Company at the end of 1999 (collectively, the "Named Executives"):

                          Summary Compensation Table

                                 Annual Compensation          Long-Term Compensation
                             ---------------------------- -------------------------------
                                                                  Awards          Payouts
                                                          ----------------------- -------   All
                                                Other     Restricted  Securities           other
                                                annual      stock     underlying   LTIP   compen-
Name and principal           Salary   Bonus  compensation   awards   options/SARs payouts sation
position                Year ($)(1)  ($)(2)      ($)        ($)(3)       (#)        ($)   ($)(4)
----------------------  ---- ------- ------- ------------ ---------- ------------ ------- -------
Claiborne P. Deming     1999 600,000 351,000      --            --      20,000       --   52,855
President and Chief
 Executive Officer      1998 591,668      --      --       495,000      25,000       --   57,417
Murphy Oil Corporation  1997 537,508 363,000      --            --      60,000       --   40,614
Enoch L. Dawkins        1999 341,669 175,000      --            --      15,000       --   28,993
President, Murphy
 Exploration &          1998 325,002      --      --       247,500      15,000       --   31,581
Production Company (a                                                                     23,353
 100% subsidiary)       1997 305,840 160,000      --            --      30,000       --
Herbert A. Fox, Jr.     1999 330,000 150,000      --            --          --       --   28,408
Vice President          1998 315,006  50,000      --       247,500      15,000       --   30,292
Murphy Oil Corporation  1997 293,336 175,000      --            --      30,000       --   21,556
Steven A. Cosse         1999 290,004 130,000      --            --      15,000       --   26,404
Senior Vice President
 and General Counsel    1998 267,091      --      --       247,500      15,000       --   27,104
Murphy Oil Corporation  1997 244,168 130,000      --            --      30,000       --   17,929
Ronald W. Herman        1999 212,500  75,000      --            --          --       --   17,060
Controller (5)          1998 205,002      --      --       123,750       6,500       --   18,128
Murphy Oil Corporation  1997 195,839  60,000      --            --      15,000       --   14,043

--------
(1) Includes amounts of cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2) Bonuses were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported bonuses as a component of compensation expense in the prior year.
(3) Represents the closing stock price of unrestricted stock on date of grant ($49.50 on February 3, 1998) times the number of restricted shares granted. Dividends are being paid on restricted stock at the same rate paid to all shareholders. Awards are subject to performance based conditions and are forfeited if grantee terminates for any reason other than retirement, death or full disability. None of the restricted stock awards vest in under five years from the date of grant. Based on the results of specified financial objectives, all of the restricted stock awards granted in 1994 were forfeited effective December 31, 1998. On December 31, 1999, Mr. Deming held a total of 15,637 nonvested restricted shares having a then current value of $897,173; Messrs. Dawkins, Fox and Cosse each held a total of 7,818 nonvested restricted shares having a then current value of $448,558; and Mr. Herman held a total of 3,909 nonvested restricted shares having a then current value of $224,279.
(4) The total amounts shown in this column for 1999 consist of the following:
   Mr. Deming: $21,892 -- Dividends on nonvested restricted stock; $30,000 -- Company contributions to defined contribution plan; and $963 -- Benefit attributable to Company-provided term life insurance policy.
   Mr. Dawkins: $10,945 -- Dividends on nonvested restricted stock; $17,085 -- Company contributions to defined contribution plan; and $963 -- Benefit attributable to Company-provided term life insurance policy.
   Mr. Fox; $10,945 -- Dividends on nonvested restricted stock; $16,500 -- Company contributions to defined contribution plan; and $963 -- Benefit attributable to Company-provided term life insurance policy.
   Mr. Cosse: $10,945 -- Dividends on nonvested restricted stock; $14,496 -- Company contributions to defined contribution plan; and $963--Benefit attributable to Company-provided term life insurance policy.
   Mr. Herman: $5,473 -- Dividends on nonvested restricted stock; $10,624 -- Company contributions to defined contribution plan; and $963 -- Benefit attributable to Company-provided term life insurance policy.
(5) Mr. Herman retired as Controller on March 1, 2000.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Shown below is information with respect to stock options exercised in fiscal 1999 and the fiscal year-end value of unexercised options for the Named
Executives:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                                     Number of securities
                                                    underlying unexercised   Value of unexercised in-
                                                    options/SARs at FY-end   the-money options/SARs at
                            Shares                            (#)                   FY-end ($)*
                         acquired on     Value     ------------------------- -------------------------
Name                     exercise (#) realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
Claiborne P. Deming.....      526       $ 19,166     85,639       75,000     $1,174,667    $624,375
Enoch L. Dawkins........    5,692        320,531     15,000       45,000         67,219     439,688
Herbert A. Fox, Jr......       --             --     31,640       30,000        330,939     114,375
Steven A. Cosse.........       --             --     31,640       45,000        330,939     439,688
Ronald W. Herman........       --             --     22,580       14,000        308,481      49,563

--------
* Represents market value of underlying securities at year-end less the exercise price.

OPTION GRANTS

  Shown below is further information on grants of stock options pursuant to the 1992 Stock Incentive Plan during the fiscal year ended December 31, 1999 to the Named Executives:

                     Option/SAR Grants in Last Fiscal Year

                                           Individual grants
---------------------------------------------------------------------------------------------
                             Number of     Percent of total
                            securities       options/SARs    Exercise               Grant
                            underlying        granted to     or base                 date
                           options/SARs        employees      price   Expiration   present
Name                     granted (#)(1)(2)  in fiscal year    ($/Sh)     date    value ($)(3)
----                     ----------------- ----------------- -------- ---------- ------------
Claiborne P. Deming.....      20,000             6.14%       $35.6875  02/02/09    $155,200
Enoch L. Dawkins........      15,000             4.61%        35.6875  02/02/09     116,400
Herbert A. Fox, Jr......          --                --             --        --          --
Steven A. Cosse.........      15,000             4.61%        35.6875  02/02/09     116,400
Ronald W. Herman........          --                --             --        --          --

--------
(1) No stock appreciation rights (SARs) were granted in 1999.
(2) Options granted in 1999 vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant.
(3) Values were based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that value realized by the executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to certain variables and in 1999 included the following:

            . Risk-free rate of return    4.77%
            . Stock volatility           24.21%
            . Dividend yield              2.87%
            . Expected life of option   5 years

   Based on the Black-Scholes option pricing model, using the above assumptions, the options granted in 1999 have been valued at $7.76 per share as of the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Executive Compensation and Nominating Committee of the Board of Directors of the Company during 1999 were Messrs. Butler, Dembroski, Hart, Hughes, C. H. Murphy, Jr., Michael W. Murphy, Nolan, and Webster and Ms. Theus.

  C. H. Murphy, Jr. was Chairman of the Board of the Company from June 1, 1972 to October 1, 1994. In 1999, the Company purchased crude oil from Munoco Company L.C. in the amount of $103,932. Munoco Company L.C. is an associate of William C. Nolan, Jr. Purchases from Munoco were made at market prices on terms no more favorable than those offered to unaffiliated third party sellers. During 1999, the Company paid a retainer for legal services to Hughes & Luce, L.L.P. of which Vester T. Hughes, Jr. is a partner. A retainer will also be paid to the firm in 2000.

COMPENSATION COMMITTEE REPORT FOR 1999

  The Executive Compensation and Nominating Committee (the "Committee") of the Board of Directors of the Company, which is comprised entirely of independent outside directors, has prepared this Compensation Committee Report which describes the guiding principles followed by the Company in establishing its pay practices and reviews compensation decisions which were made during 1999 affecting the Named Executives.

Executive Compensation Philosophy and Principles

  The Company's executive compensation programs and plans are based on principles designed to align the interests of executives with those of stockholders and provide a direct link with the Company's values, objectives, business strategy and financial results. The following general guidelines have been adopted by the Committee and have been used as the basic architecture for all executive compensation and benefit arrangements for the Company:

 . All programs are directed toward attracting and retaining key executives who are critical to the long-term success of the Company and each of its business units and who exhibit a high degree of business responsibility, personal integrity and professionalism.

 . These programs are designed to reward executives for both the short-term and long-term achievements of Company and business unit objectives that lead to the enhancement of shareholder value.

 . All pay and benefit programs are intended to be competitive within each industry segment, with upside opportunity and downside risk linked to the achievement of annual and long-term performance objectives which are regularly reviewed and approved by the Committee.

  At the present time, executive compensation programs consist of base salary, an annual cash incentive plan and long-term incentives in the form of both stock options and performance-based restricted stock. The executive benefits that are offered are typical of those provided by others in the industry. Each of these compensation arrangements is briefly reviewed in the following sections.

Base Salary Practices

  The Named Executives and other employees are compensated within established salary range guidelines that are generally based on similar positions in companies that are comparable to the Company in size, complexity, and industry orientation. The actual base pay level for each officer is based on a combination of experience, performance and other factors that are determined to be important by the Committee. Each year, the Company participates in salary surveys within each industry segment and from time to time uses the services of outside consultants to further supplement its competitive information. The petroleum industry survey in which the Company participates contains over 25 corporations that the Committee believes are representative of the Company's labor market for management talent. The survey is conducted by a major compensation consulting firm. Many of the companies in the survey group are included in the S&P Oil

(Domestic Integrated) Index line on the performance graph as shown on page 11. The Committee generally targets the base salary of most officers to be at or near the median (50th percentile) of the competitive market. The actual salaries and the amount of increases for 1999 for the Named Executives were near the median levels of the salaries in the referenced survey. The base salary of most officers is reviewed annually, with the amount of any increases reflecting factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. In determining base salary and increase in salaries, the most important criteria in the Committee's analysis are marketplace comparisons and individual performance. Overall corporate performance, including the Company's improvement in earnings and total shareholder return, were also considered by the Committee in making salary adjustments in 1999.

Annual Incentive Compensation Program

  The Company restructured its annual incentive compensation plan in 1996. The plan concept follows many of the precepts of economic value added and measures the Company's ability to earn a return on capital that exceeds the weighted average cost of capital as well as the improvement in the Company's return on capital. The specific performance measure used for the 1999 performance year was developed based upon a projection of the Company's weighted average cost of capital. All participants in the plan, including the Named Executives, were measured on this corporate-wide measure of Company performance. In 1999, the Company met its return on capital employed performance target and therefore achieved its targeted payout. As a result, the Named Executives received annual incentive awards for the 1999 plan year under the plan's formula.

Long-Term Incentive Compensation

  Under the 1992 Stock Incentive Plan (the "1992 Plan") as approved by the Company's stockholders, long-term incentives may be provided through stock options, stock appreciation rights and performance-based restricted stock, all designed to increase the stock ownership of management and link these key individuals directly to stockholders. All long-term incentive awards granted during 1999 were granted under the 1992 Plan. Where appropriate, the Committee uses the Black-Scholes option valuation model to determine the expected value of stock options. Under the 1992 Plan, the Committee may award up to one percent of the total issued and outstanding shares as of December 31 of the immediately preceding year for executive long-term incentives. The 1992 Plan also has a carry forward feature which allows the Committee to use unawarded shares from years that were below the threshold to grant awards in a particular year that may exceed this utilization level. In 1999, the Company made grants which were .72% of total Company shares outstanding.

  A stock option granted under the 1992 Plan gives the executive the right to purchase a specified number of shares of the Company's Common Stock at an option price equal to the market price on the date the option was granted. Options, which may be either nonqualified stock options or incentive stock options, vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant. The size of option grants awarded each year is based on competitive practices in general industry using comparative data provided by a major compensation consulting firm. The Company's stock option grants in 1999 were generally between the 25th and 50th percentile levels of general industry practices. In addition, the Committee considers the total number of grants each executive has been awarded in recent years in determining whether to grant additional stock options or performance-based restricted stock. Nonqualified stock options were granted in 1999 to certain Named Executives; however, no stock appreciation rights were granted in 1999.

  On a biennial basis, the Company may grant performance-based restricted shares to key executives, including the Named Executives. These restricted share grants are totally performance-based in that the restrictions will only be lifted and the shares earned in the event that the Company meets or exceeds its performance target. The performance target for restricted share grants is the Company's total shareholder return as compared to a selected peer group of integrated oil and gas companies over a five-year performance period. During this five-year performance period executives are extended voting and dividend rights on their restricted shares. No performance-based restricted shares were granted in 1999 to the Named Executives.

  In 1997, the stockholders of the Company approved an amendment to the 1992 Plan to limit the number of awards to any one individual and to specify the performance criteria for performance-based restricted shares in compliance with Section 162(m) of the Internal Revenue Code.

Discussion of 1999 Compensation for the President and Chief Executive Officer

  Claiborne P. Deming served as President and Chief Executive Officer of the Company for fiscal year 1999. During 1999, the Committee made the following determinations regarding Mr. Deming's compensation:

  Due to the Company's failure to achieve its budgeted net income and return on capital employed minimum performance level for 1998, Mr. Deming requested that he receive no base salary adjustment during 1999.

  As noted earlier, the Company restructured its annual incentive compensation plan in 1996 to focus upon financial performance, as measured by return on capital employed, which should lead to the enhancement of shareholder value. As a participant in the plan, Mr. Deming earned an annual incentive award of $351,000. The performance criteria of the plan was the Company's 1999 return on capital employed.

  In 1999, Mr. Deming received a grant of 20,000 nonqualified stock options at an exercise price of $35.6875, which was the fair market value of the Company's stock on the date of the grant. These options will vest 50% two years from the date of grant and 100% three years from the date of grant. The option grant was made in recognition of both Mr. Deming's performance and that of the Company in 1998 and early 1999. Mr. Deming's grant was below the 25th percentile of competitive practice based upon survey data provided by a major compensation consulting firm. The compensation consulting firm assisted the Committee in determining the size of the stock option grant to Mr. Deming and all other Company executives.

  The Executive Compensation and Nominating Committee members during 1999 were, and this Compensation Committee Report is submitted by, Messrs. Butler, Dembroski, Hart, Hughes, C. H. Murphy, Jr., Michael W. Murphy, Nolan, and Webster, and Ms. Theus.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  The following line graph presents a comparison of the cumulative five-year shareholder returns (including the reinvestment of dividends) for the Company, the Standard and Poor's 500 Stock Index (S&P 500 Index) and the S&P Oil (Domestic Integrated) Index.

                       [PERFORMANCE GRAPH APPEARS HERE]

-------------------------------------------------------------------------------

                                     1994 1995 1996 1997 1998 1999
------------------------------------------------------------------
Murphy Oil Corporation               $100 $101 $139 $156 $123 $176
S&P 500 Index                         100  138  169  226  290  351
S&P Oil (Domestic Integrated) Index   100  114  144  171  139  173

-------------------------------------------------------------------------------
               Data are provided by Standard & Poor's Compustat.

RETIREMENT PLANS

  The following table shows the estimated annual pension benefit payable, at age 65, under Murphy Oil Corporation's Retirement Plan at December 31, 1999 for the compensation and length of service indicated. The amounts shown are subject to reduction for social security benefits.

                Pension Plan Table--Murphy Oil Corporation Plan

                                     Years of Service
                   ------------------------------------------------------------------------------
Remuneration(/1/)     15            20            25            30            35            40
-----------------  --------      --------      --------      --------      --------      --------
    $150,000       $ 36,000      $ 48,000      $ 60,000      $ 72,000      $ 84,000      $ 96,000
     200,000         48,000        64,000        80,000        96,000       112,000       128,000
     250,000         60,000        80,000       100,000       120,000       140,000(/2/)  160,000(/2/)
     300,000         72,000        96,000       120,000       144,000(/2/)  168,000(/2/)  192,000(/2/)
     350,000         84,000       112,000       140,000(/2/)  168,000(/2/)  196,000(/2/)  224,000(/2/)
     400,000         96,000       128,000       160,000(/2/)  192,000(/2/)  224,000(/2/)  256,000(/2/)
     450,000        108,000       144,000(/2/)  180,000(/2/)  216,000(/2/)  252,000(/2/)  288,000(/2/)
     500,000        120,000       160,000(/2/)  200,000(/2/)  240,000(/2/)  280,000(/2/)  320,000(/2/)
     600,000        144,000(/2/)  192,000(/2/)  240,000(/2/)  288,000(/2/)  336,000(/2/)  384,000(/2/)
     700,000        168,000(/2/)  224,000(/2/)  280,000(/2/)  336,000(/2/)  392,000(/2/)  448,000(/2/)
     800,000        192,000(/2/)  256,000(/2/)  320,000(/2/)  384,000(/2/)  448,000(/2/)  512,000(/2/)
--------
(/1/) During 1999, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $160,000
      (increases to $170,000 for 2000).
(/2/) Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 1999, the maximum benefit allowable was $130,000 (increases to $135,000 for 2000).

  A portion of the benefits shown above would be paid under the Company's
Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

  The credited years of service for Messrs. Deming, Fox, Cosse and Herman are twenty-one years, thirty years, twenty years and twenty-three years, respectively.

  As of January 1, 1992, employees of Murphy Exploration & Production Company, formerly named Ocean Drilling & Exploration Company (ODECO), began participating in the Company's plans. Prior to that time such employees participated in similar plans of ODECO. Employees of the Company or one of its 100% owned subsidiaries who were previously included in the ODECO Retirement
Plan may receive a benefit upon retirement which is based on a combination of the Company and ODECO plans. The following table indicates the estimated annual benefit computed on a straight life annuity basis payable, at age 65, under the ODECO plan for the salary and length of service indicated:

                        Pension Plan Table--ODECO Plan

                                     Years of Service
                   ------------------------------------------------------------------------------
Remuneration          15            20            25            30            35            40
------------       --------      --------      --------      --------      --------      --------
    $200,000       $ 59,352      $ 79,082      $ 98,812      $118,542      $138,272*      158,002*
     250,000         74,352        99,082       123,812       148,542*      173,272*      198,002*
     300,000         89,352       119,082       148,812*      178,542*      208,272*      238,002*
     350,000        104,352       139,082*      173,812*      208,542*      243,272*      278,002*
     400,000        119,352       159,082*      198,812*      238,542*      278,272*      318,002*

--------
* Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan.

  The above tables do not reflect any reductions in retirement benefits that would result from the selection of one of either plan's various available survivorship options nor the actuarial reductions required by the plans for retirement earlier than age 62.

  The credited years of service for Mr. Dawkins are thirty-four years.

  It is not feasible to calculate the specific amount attributable to the plans in respect to each employee. The Company had no required contributions to the retirement plans in 1999 and therefore no contributions were made.

PROPOSED AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN

  At the May 14, 1997 Annual Meeting, the stockholders approved an Employee Stock Purchase Plan (the "Plan") covering 50,000 shares of Common Stock. The Plan, qualified under section 423 of the Internal Revenue Code, provides eligible employees with an opportunity to purchase shares at a ten percent (10%) discount via payroll deduction and thereby obtain or increase a proprietary interest in the Company.

  The text of the Plan was included in the Proxy Statement for the 1997 Annual Meeting. Copies of the Plan are available free of charge upon request. Requests should be directed to the Secretary, Murphy Oil Corporation, P. O. Box 7000, El Dorado, Arkansas 71731-7000, telephone (870) 862-6411.

  As of December 31, 1999, 39,496 shares have been purchased by employees pursuant to the Plan. The proposed amendments, detailed in Exhibit A, would increase the maximum number of shares available for sale under the Plan from 50,000 shares to 150,000 shares. Also, the term of the Plan would be extended from five (5) years to ten (10) years.

  The Board of Directors recommends that the shareholders vote FOR the proposed amendments to the Employee Stock Purchase Plan. Proxies solicited on behalf of the Board will be voted FOR this proposal.

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors desires that the stockholders indicate their approval or disapproval of the Board's action in appointing KPMG LLP, Certified Public Accountants, as independent auditors of the Company for the year 2000. KPMG LLP has been serving the Company and its subsidiaries as independent auditors for many years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so.

  In the event a majority of the stockholders voting should indicate disapproval of the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 2000 will be permitted to stand unless the Board finds other good reason for making a change.

  The Board of Directors recommends that shareholders vote FOR approval of the appointment of KPMG LLP as independent auditors for the year 2000. Proxies solicited on behalf of the Board will be voted FOR this proposal.

STOCKHOLDER PROPOSALS

  Stockholder proposals for the Annual Meeting of Stockholders in the year 2001 must be received by the Company at its executive offices on or before December 1, 2000 in order to be considered for inclusion in the proxy materials.

OTHER INFORMATION

  The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

  The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

  The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                                     Walter K. Compton
                                                         Secretary

El Dorado, Arkansas
March 29, 2000


              PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE AS DESCRIBED ON THE PROXY CARD.

                                   EXHIBIT A

            PROPOSED AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN

      Paragraph 12. Shares is amended by changing the first sentence of subsection (a) so as to read:

              "The maximum number of Shares which shall be made available for sale under the Plan shall be one hundred fifty thousand (150,000) Shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 17."

      Paragraph 22. Term of Plan is amended by changing the second sentence so as to read:

              "It shall continue in effect for a term of ten (10) years unless sooner terminated under paragraph 18 or 20."

                             MURPHY OIL CORPORATION
                 PLEASE MARK VOTE IN OVAL USING DARK INK ONLY.









The Board of Directors Recommends a Vote "FOR" Each of the Listed Proposals.

1. Election of Directors--
 01 - B.R.R. Butler      04 - H.R. Hart      07 - R.M. Murphy
 02 - G.S. Dembroski     05 - R.A. Hermes    08 - W.C. Nolan, Jr.
 03 - C.P. Deming        06 - M.W. Murphy    09 - C.G. Theus

         For All                 Withhold All                 For All
           [_]                       [_]                        [_]

(Except Nominee(s) written below)

                                  -----------------------------------------

                                  -----------------------------------------


2. Proposed amendments to the Employee Stock Purchase Plan.

         For All                   Against                    Abstain
           [_]                       [_]                        [_]

3. Approve the appointment of KPMG LLP as independent auditors.

         For All                   Against                    Abstain
           [_]                       [_]                        [_]

         Dated: _________________________________________________________, 2000

________________________________________________________________________________
________________________________________________________________________________
Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title. Please return promptly.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE
CONTROL NUMBER

                  INSTRUCTIONS FOR VOTING BY TELEPHONE OR MAIL

Murphy Oil Corporation encourages you to take advantage of new and convenient ways to vote your shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the two voting methods detailed below to vote your shares. This year, voting has been made easier than ever.

  VOTE BY PHONE. Call toll-free at 1-877-482-6137 using a touch-tone telephone to vote 24 hours a day, 7 days a week. Have your proxy card (above) and social security number in hand when you call. Please enter the 6-digit control number which is located to the left and above, just below your proxy card.

            To vote as the Board of Directors recommends on ALL proposals, press
 Option 1 1. Your vote will be confirmed and cast as directed and the call will end. If you wish to vote on each proposal separately, press 0.

 Option 2 If you selected 0 to vote on each proposal separately, you will hear these instructions:

          Proposal 1 (Election of Directors) - To vote FOR all nominees, press 1; to WITHHOLD for all nominees, press 9; to WITHHOLD for AN INDIVIDUAL nominee, press 0 and enter the two digit number that appears on the proxy card (above) next to the name of the nominee you DO NOT wish to vote for. Once you have completed voting for Directors, press 0.

          The Board of Directors recommends a vote FOR Proposal 1.

          Proposal 2 (Proposed amendments to the Employee Stock Purchase
          Plan) - To vote FOR, press 1; to vote AGAINST, press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.

          The Board of Directors recommends a vote FOR Proposal 2.

          Proposal 3 (Approve the appointment of KPMG LLP as independent auditors) - To vote FOR, press 1; to vote AGAINST, press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.

          The Board of Directors recommends a vote FOR Proposal 3.

  VOTE BY MAIL. Please vote, sign, date and return your proxy card (above) using the enclosed postage-paid envelope.

          If you vote by telephone please do not mail your proxy card.
                              THANK YOU FOR VOTING

                        [MURPHY OIL CORPORATION LOGO]

    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 10, 2000

The stockholder(s) whose name(s) appears on the reverse side hereby appoints
R. Madison Murphy and Claiborne P. Deming, or each of them, as the stockholder's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 10, 2000, at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

  IMPORTANT -- This Proxy, if mailed, must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2 and 3.

                                                    (continued on reverse side)